AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 8, 2003
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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                            SCHEDULE 14A INFORMATION
                    PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. __)

Filed by the Registrant  [ ]
Filed by a Party other than the Registrant  |X|

     Check the appropriate box:

     [_]  Preliminary Proxy Statement

     [_] Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

     [_]  Definitive Proxy Statement

     [_]  Definitive Additional Materials

     |X|  Soliciting Material Pursuant to Rule 14a-12

                              HERCULES INCORPORATED
                (Name of Registrant as Specified in Its Charter)

               Hercules Shareholders' Committee for NEW Management
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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

             THE HERCULES SHAREHOLDERS' COMMITTEE FOR NEW MANAGEMENT
                       17 State Street, New York, NY 10004

                                                                   April 8, 2003

Fellow Hercules Shareholders:

       It is time for a change at Hercules!

       We have formed the Hercules Shareholders' Committee for NEW Management and intend to present a slate of four nominees for the four seats up for election this year at the Company's 2003 Annual Meeting.

       WE ARE NOT  SOLICITING  YOUR  PROXY  AT THIS  TIME  BUT  INTEND  TO DO SO
SHORTLY.

       You should know that the Committee has requested that Hercules schedule its 2003 Annual Meeting at the earliest practicable time. On March 20th, we wrote to the Company stating our belief that "an early meeting would be in the interests of the Company, shareholders, and employees, so that we can put this behind us and determine a future direction for the Company without unnecessary delay." Hercules has to date failed to respond and has neither scheduled the Annual Meeting nor established the record date for those voting.

       We have been major Hercules shareholders for almost three years. As a result of our dissatisfaction with management and the Hercules Board, we waged a proxy contest at the Company's 2001 Annual Meeting where Hercules shareholders elected all four of our nominees to Board seats. We have endeavored since that time to work with Hercules management and the remaining incumbent directors. Our efforts, however, have been frustrated by management and the Board's majority directors, who, voting in lockstep, have rebuffed our almost every initiative.

       Although we continued to be sharply critical of management and the majority directors for their conduct of the Company's affairs, primarily in order to provide them with one last opportunity to do the right thing for Hercules shareholders, we decided not to wage a proxy contest for control at the 2002 Annual Meeting. Instead we challenged management and the Board to promptly address a host of issues at the Company.

       That challenge unfortunately continues to go unheeded, and we have decided to wage a proxy contest this year for the four seats up for election because in our view there is no other way in which to help maximize value for all Hercules shareholders. The Hercules Shareholders' Committee for NEW Management includes International Specialty Products Inc. ("ISP"), an international specialty chemicals company, our four current Hercules directors, and four additional director-nominees for this year's Annual Meeting. If our four nominees are elected, they, together with our four current directors, will constitute a majority of the Board.

         Our Committee represents the interests of ALL Hercules shareholders, including those of the Company's second largest shareholder, ISP, which owns almost 10 million shares of Hercules stock and has an investment of more than $140 million at stake.1 You may be interested in the following information concerning the Committee's individual members.

                 THE COMMITTEE'S FOUR CURRENT HERCULES DIRECTORS

       SAMUEL J. HEYMAN - Mr. Heyman began his career as a lawyer in the United States Justice Department under Robert F. Kennedy and later served as Chief Assistant United States Attorney, District of Connecticut (New Haven Division). In 1968, Mr. Heyman left Government service to run Heyman Properties, a small but growing family business, which he expanded into a successful, national real estate development company.

       Mr. Heyman served as GAF's Chairman and Chief Executive Officer (1983-2000) and is currently ISP's Chairman and controlling shareholder. He has been involved as a shareholder activist or potential acquirer with respect to five public companies, helping to create more than $7 billion of increased wealth for shareholders of those companies, as illustrated below:2


                                                                        Realized Value
                                     Time                                per Share for
                                    Period                 Initial        all Subject                   Stockholder
                          (initial purchase - value          Cost           Company       Percentage   Value Created
       Company                   realization)             Per Share     Shareholders(3)    Increase      (rounded)
----------------------- ------------------------------- --------------- ---------------- ------------- ---------------
GAF                               1981-1989                 $ 6.50          $53.00           715%      $ 1.6 billion

Union Carbide                     1984-1985                 $43.63          $85.00            95%      $ 2.9 billion

Borg-Warner                       1986-1987                 $29.15          $48.50            66%      $ 1.7 billion

Dexter                            1998-2000                 $25.18          $62.50           148%      $  .9 billion

Life Technologies                 1998-2000                 $35.80          $60.00            68%      $  .2 billion
                                                                                                       -------------

                                                                     Total Shareholder Value Created:  $ 7.3 billion
                                                                                                       =============

--------
(1)    ISP's investment is measured at cost.

(2) There is, of course, no assurance that either the efforts of the Committee or Mr. Heyman will result in similar benefits for Hercules shareholders.

(3) GAF was acquired by Mr. Heyman and a management group in 1989 at $53 per share. Union Carbide implemented a recapitalization of its own in response to GAF's premium bid for the Company that resulted in a market value immediately thereafter of approximately $85 per share. Borg Warner, Dexter and Life Technologies were acquired by third parties after GAF or ISP made premium offers for those companies.

       SUNIL KUMAR - Mr. Kumar was formerly Executive Vice President of Bridgestone-Firestone, heading up that company's $3 billion national retail store operations. Mr. Kumar served for three years as President and Chief Operating Officer of Building Materials Corporation of America, the nation's leading manufacturer of residential and commercial roofing. Mr. Kumar has been Chief Executive of ISP since June 1999.

       GLORIA SCHAFFER - Mrs. Schaffer has had a distinguished career in Government service, having held major positions in Connecticut, including Secretary of State, Commissioner of the Department of Consumer Protection, and State Senator for six terms. Mrs. Schaffer was also a Member of the Federal Civil Aeronautics Board and has served as a Board member of several public and private companies.

       RAYMOND S. TROUBH - Mr. Troubh has had broad financial experience, including as a General Partner of Lazard Freres & Co. and Governor of the American Stock Exchange. He is a Board member of a number of public companies and currently serves as the non-executive Chairman of Enron Corp., having joined that Company's Board in the wake of its financial problems last year.


                     THE COMMITTEE'S FOUR DIRECTOR-NOMINEES

       HARRY FIELDS - Mr. Fields served as an executive for more than forty years at International Flavors and Fragrances Inc., where he was President of the International Flavor Division and a member of its Board of Directors. He is currently President of Fields Associates, Ltd. and has served as a director of other companies.

       ANTHONY T. KRONMAN - Mr. Kronman is currently Dean of Yale Law School. Mr. Kronman is a director of Adelphia Communications Corporation, having been elected to the Board after the Company's bankruptcy filing last year.

       VINCENT TESE - Mr. Tese has had a distinguished career in Government service, having held the positions of New York State Superintendent of Banks, Director of Economic Development for the State of New York, and Chairman and Chief Executive Officer of the Urban Development Corporation. He is currently the Chairman of Wireless Cable International Inc. and is a Board member of a number of public companies.

       GERALD TSAI, JR. - Mr. Tsai was Chairman and Chief Executive Officer of Primerica Corporation, a diversified financial services company, and served as Chairman of the Board, President and Chief Executive Officer of Delta Life Corporation, a life insurance and annuity company. Mr. Tsai is currently a Board member of a number of public companies.

*        *        *        *        *       *        *        *        *

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


       As businesspeople with extensive executive and managerial experience and as shareholders with a substantial investment in Hercules, we believe that our dissatisfaction with incumbent management and the Board, their policies, and performance is shared by many of you. We would welcome the opportunity to communicate with you as soon as possible, and for this purpose we have engaged Georgeson Shareholder Communications, Inc., to assist us in this proxy solicitation. Should you have any questions, please call them (toll free) at
(866) 288-2190.

       We look forward to communicating with you further concerning our Hercules investments.

                                   Sincerely,

             THE HERCULES SHAREHOLDERS' COMMITTEE FOR NEW MANAGEMENT


/s/ Samuel J. Heyman /s/ Harry Fields /s/ Anthony T. Kronman  /s/ Sunil Kumar
-------------------- ---------------- ----------------------- ------------------
Samuel J. Heyman         Harry Fields     Anthony T. Kronman      Sunil Kumar


/s/ Gloria Schaffer  /s/ Vincent Tese /s/ Raymond S. Troubh /s/ Gerald Tsai, Jr.
-------------------- ---------------- --------------------- --------------------
Gloria Schaffer          Vincent Tese     Raymond S. Troubh     Gerald Tsai, Jr.

       ISP, Samuel J. Heyman, Raymond S. Troubh, Sunil Kumar, Gloria Schaffer, Harry Fields, Anthony T. Kronman, Vincent Tese and Gerald Tsai, Jr. and certain other persons may be deemed participants in the solicitation of proxies from the shareholders of Hercules Incorporated ("Hercules") in connection with Hercules' 2003 Annual Meeting of Shareholders. Information concerning such participants is available in the Hercules Shareholders' Committee for NEW Management's (the "Committee") revised preliminary proxy statement on Schedule 14A (the "Preliminary Proxy Statement") filed by the Committee with the Securities and Exchange Commission (the "SEC") on April 7, 2003.

SHAREHOLDERS OF HERCULES ARE ADVISED TO READ THE COMMITTEE'S DEFINITIVE PROXY STATEMENT (THE "DEFINITIVE PROXY STATEMENT") IN CONNECTION WITH THE COMMITTEE'S SOLICITATION OF PROXIES FROM HERCULES SHAREHOLDERS WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Shareholders of Hercules and other interested parties may obtain, free of charge, copies of the Preliminary Proxy Statement and the Definitive Proxy Statement (when available) and any other documents filed by the Committee with the SEC, at the SEC's Internet website at www.sec.gov. The Preliminary Proxy Statement and the Definitive Proxy Statement (when available) and these other documents may also be obtained free of charge by contacting Georgeson Shareholder Communications Inc., the firm assisting the Committee in the solicitation of proxies, toll-free at 1-866-288-2190.


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